As filed with the Securities and Exchange Commission on May 30, 2019.
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
______________________
RAVEN INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

South Dakota (State or other jurisdiction of incorporation or organization)	46-0246171 (I.R.S. Employer Identification No.)
205 E. 6th Street, P.O. Box 5107 Sioux Falls, South Dakota (Address of principal executive offices)	57117- 5107 (Zip Code)

RAVEN INDUSTRIES, INC. 2019 EQUITY INCENTIVE PLAN
(Full title of the plan)
Lee Magnuson
Vice President and General Counsel
Raven Industries, Inc.
205 E. 6th Street, P.O. Box 5107
Sioux Falls, South Dakota 57117-5107
(Name and address of agent for service)
(605) 336-2750
(Telephone number, including area code, of agent for service)
With copies to:
Amy C. Seidel
Faegre Baker Daniels LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $1.00 par value per share	1,300,000 shares	$34.63	$45,019,000	$5,456.31

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares of common stock as may be issuable pursuant to a stock split, stock dividend or similar adjustment of the outstanding common stock of the Company.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sales price per share reported on the Nasdaq Global Select Market on May 28, 2019.

EXPLANATORY NOTE

On May 21, 2019, the shareholders of Raven Industries, Inc. (the “Company”) approved the Raven Industries, Inc. 2019 Equity Incentive Plan (the “2019 Plan”), which is incorporated by reference in this Registration Statement on Form S-8. Under the 2019 Plan, 1,300,000 shares of the Company’s common stock may be the subject of awards and issued to employees, consultants, and advisors of the Company or any subsidiary, as well as non‑employee directors of the Company.

In addition, the number of shares of common stock available for issuance under the 2019 Plan will be increased by the number of shares subject to awards that were outstanding under the Raven Industries, Inc. Amended and Restated 2010 Stock Incentive Plan (the “2010 Plan”) on the effective date of the 2019 Plan that subsequently expire, are forfeited or cancelled or are settled for cash. Such shares may be registered for issuance under the 2019 Plan pursuant to subsequent registration statements or post-effective amendments to registration statements.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents of the Company, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are, as of their respective dates, incorporated herein by reference and made a part hereof:

(1)
The Annual Report on Form 10-K of the Company for the fiscal year ended January 31, 2019 (File No. 001-07982), which incorporates by reference certain portions of the Company’s definitive proxy statement for its 2019 Annual Meeting of Shareholders;

(2)	The Quarterly Report on Form 10-Q of the Company for the fiscal quarter ended April 30, 2019 (File No. 001-07982);

(3)	The Current Report on Form 8-K of the Company filed May 22, 2019 (File No. 001-07982); and

(4)
The description of the Company’s Common Stock set forth in the registration statement on Form 8-A registering the Company’s Common Stock under Section 12 of the Exchange Act, which was filed with the Commission on July 22, 1980, including any amendments or reports filed for the purpose of updating such description.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.
Not Applicable.
Item 5.    Interests of Named Experts and Counsel.
Not Applicable.

Item 6.    Indemnification of Directors and Officers.
Section 47‑1A‑851 and Section 47‑1A‑856(1) of the South Dakota Business Corporation Act provide that the Company may indemnify its officers and directors against liability incurred in connection with proceedings in which such persons are parties by reason of being an officer or director of the Company if they (1) acted in good faith; (2) reasonably believed: (a) in the case of conduct in an official capacity, that the conduct was in the best interests of the Company, and (b) in all other cases, that the conduct was at least not opposed to the best interests of the Company; and (3) in the case of any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. In addition, Section 47‑1A‑856(2)(b) of the South Dakota Business Corporation Act permits the Company to indemnify an officer of the Company who is a party to a proceeding by reason of being an officer of the Company against liability, except for liability arising out of conduct that constitutes receipt of a financial benefit to which the officer is not entitled, an intentional infliction of harm on the Company or its shareholders, or an intentional violation of criminal law. Section 47-1A-851.1 provides that, unless ordered by a court, the Company may not indemnify a director (a) in connection with a proceeding by or in the right of the Company, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct in Section 47-1A-851, or (b) in connection with any proceeding with respect to conduct for which the director was adjudged liable on the basis that the director received a financial benefit to which the director was not entitled, whether or not involving action in the director's official capacity.

Article VI of the Company’s Amended and Restated Bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including all appeals (other than an action by or in the right of the Company), by reason of the fact that such person is or was serving or has agreed to serve as a director or officer of the Company or, at the Company’s request, of another corporation or entity, against liability incurred by such person in connection with the defense or settlement of such action or suit and any appeal therefrom if such person (1) acted in good faith; (2) reasonably believed: (a) in the case of conduct in an official capacity, that the conduct was in the best interests of the Company, and (b) in all other cases, that the conduct was at least not opposed to the best interests of the Company; and (3) in the case of any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful.

Article Eight of the Company’s Restated Articles of Incorporation also eliminates the personal liability of the Company’s directors for monetary damages for breach of their fiduciary duty as directors, except (a) for any breach of the director’s duty of loyalty to the Company or its shareholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) for unlawful distributions by directors in violation of the South Dakota Business Corporation Act, or (d) for any transaction for which the director received an improper personal benefit.

Section 47‑1A‑857 of the South Dakota Business Corporation Act permits the Company to purchase and maintain insurance on behalf of its officers and directors against any liability which may be asserted against, or incurred by, such persons in their capacities as officers and directors of the Company, whether or not the Company would have power to indemnify or advance expenses to the person against the same liability under the provisions of the South Dakota Business Corporation Act. The Company maintains officers’ and directors’ liability insurance for the benefit of its officers and directors.

Item 7.    Exemption from Registration Claimed.
Not Applicable.
Item 8.    Exhibits.

Exhibit	Description	Method of Filing
5.1	Opinion of Faegre Baker Daniels LLP	Filed Electronically
23.1	Consent of Deloitte & Touche LLP	Filed Electronically
23.2	Consent of PricewaterhouseCoopers LLP	Filed Electronically
23.3	Consent of Faegre Baker Daniels LLP	Contained in Exhibit 5.1
24.1	Powers of Attorney	Filed Electronically
99.1	Raven Industries, Inc. 2019 Equity Incentive Plan	Incorporated by Reference to Appendix A to the Company’s definitive proxy statement for its 2019 Annual Meeting of Shareholders

Item 9. Undertakings.

A.    The Company hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.    The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sioux Falls, State of South Dakota, on May 30, 2019.

RAVEN INDUSTRIES, INC.

By	/s/ Daniel A. Rykhus
Daniel A. Rykhus
President and Chief Executive Officer and Director
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on May 30, 2019 by the following persons in the capacities indicated:

Name	Title
/s/ Daniel A. Rykhus	President, Chief Executive Officer and Director (Principal Executive Officer)
Daniel A. Rykhus

/s/ Steven E. Brazones	Vice President, Chief Financial Officer and Treasurer (Principal Executive Officer)
Steven E. Brazones

/s/ *	Chairman
Marc E. LeBaron

/s/ *	Director
Jason M. Andringa

/s/ *	Director
David L. Chicoine

/s/ *	Director
Thomas S. Everist

/s/ *	Director
Janet M. Holloway

/s/ *	Director
Kevin T. Kirby

/s/ *	Director
Lois M. Martin

/s/ *	Director
Richard W. Parod

* Daniel A. Rykhus, by signing his name hereto, does hereby sign this document on behalf of each of the above-named directors of the Company pursuant to powers of attorney duly executed by these persons.

/s/ Daniel A. Rykhus
Daniel A. Rykhus, Attorney-in-Fact